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                                                                 Exhibit (a)(13)

                  Form of E-mail Notification to Option Holders
               Regarding Additional Question and Answer Sessions

     This is a reminder that the deadline for submitting the Election Form in regard to the offer to exchange is 5:00 P.M., Eastern Standard Time, on March 5, 2003 (unless the offer is extended). You will be notified if the offer is extended.

     Regardless of whether you accept or reject the offer, you must properly complete and sign the Election Form in accordance with its instructions, and fax, mail or hand deliver it to me at MatrixOne, Inc., 210 Littleton Road, Westford, MA 01886, USA, fax number (978) 589-5702, prior to the above stated deadline. Delivery by e-mail will not be accepted.

     Upon receipt of your tender documentation, we intend to send you an e-mail confirmation of receipt stating whether your tender documentation is complete or incomplete. If you do not receive a confirmation of receipt from me, it is your responsibility to contact me at (978) 589-4065 to determine whether I received your Election Form and, if applicable, whether your tender documentation is complete or incomplete.

     Please carefully review the documents that were previously distributed to obtain more detailed information about the terms and conditions of the offer to exchange.

     We will host two additional live, telephonic question and answer sessions for your convenience. These sessions will not have any prepared remarks, but instead will be an open forum for employees to ask general questions regarding this offer. Any specific questions an employee may have relative to their own previous option grants should be directed to me in a separate phone call or e-mail and will not be addressed in these sessions. You may participate in all or none of these question and answer sessions. Participation in the sessions is completely voluntary. Personnel from Human Resources and Finance will host each session.

     The following dates and times have been set up for the sessions:

                                                      Time
        Date                                 (Eastern Standard Time)
        ----                                 -----------------------
        Thursday, February 27, 2003                 9:00 a.m.
        Friday, February 28, 2003                  12:00 p.m.

     The call-in number and conference identification number for each of the above sessions will be available on our internal website.

     Bonnie Legere,
     Stock Option Plan Administrator